EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-168789 on Form S-1 of Caesars Entertainment Corporation (formerly known as Harrah’s Entertainment, Inc.) of our reports dated March 4, 2011, relating to the consolidated financial statements and the consolidated financial statement schedule of Caesars Entertainment Corporation and subsidiaries and the effectiveness of Caesars Entertainment Corporation’s internal control over financial reporting, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings “Summary Historical Consolidated Financial Data of Caesars Entertainment Corporation” and “Experts” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
April 1, 2011